Exhibit 99.1

NEWS RELEASE
www.agcocorp.com

For Immediate Release

CONTACT:

Greg Peterson

Director, Investor Relations

(770) 232-8229

greg.peterson@agcocorp.com

AGCO APPOINTS ROY ARMES AND MICHAEL ARNOLD TO BOARD OF DIRECTORS

DULUTH, GA – October 25, 2013 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Roy Armes, Chairman, President and CEO of Cooper Tire and Rubber Company, and Michael Arnold, President and CEO of Ryerson Inc., to its Board of Directors effective immediately.

“Roy and Michael both bring extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to our board,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “The addition of their global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.”

Mr. Armes joined Cooper Tire and Rubber Company in 2007 as President and CEO and was appointed Chairman in 2008. Before joining Cooper Tire and Rubber Company he held a number of executive positions with Whirlpool Corporation beginning in 1975. He holds a Bachelor of Science in Mechanical engineering from the University of Toledo. Mr. Armes also serves on the Board of The Manitowoc Company.

Mr. Arnold has served as President and CEO of Ryerson, Inc. since 2011. Prior to joining Ryerson, he spent over 30 years with The Timken Company in a number of increasingly responsible senior management positions. He holds an MBA from Akron University and is a graduate of the Harvard Advanced Management program. Mr. Arnold also served on the Board of Gardner Denver, Inc.

ABOUT AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,150 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2012, AGCO had net sales of $10.0 billion. For more information, see http://www.agcocorp.com

AGCO  —  CHALLENGER  —  FENDT   —  GLEANER  —  HESSTON  —  MASSEY FERGUSON  —  ROGATOR

SPRA-COUPE  —  SUNFLOWER  —  TERRAGATOR  —  VALTRA  —  WHITE PLANTERS